Exhibit 3.3

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

THERMON GROUP HOLDINGS, INC.

Thermon Group Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST:  That the name of this corporation is Thermon Group Holdings, Inc. (the “Corporation”).  The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 19, 2010.  The Amended and Restated Certificate of Incorporation of the Corporation (the “Charter”) was filed with the Secretary of State of the State of Delaware on March 23, 2010.

SECOND:  That the Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141(f) and 242 of the DGCL and Section 3.9 of the Bylaws of the Corporation (the “Bylaws”), adopted resolutions setting forth a proposed amendment (the “Amendment”) to the Charter, declaring the Amendment to be advisable and submitting the Amendment to the stockholders of the Corporation for their approval.  The resolution set forth the Amendment as follows:

NOW THEREFORE, BE IT RESOLVED, that the Board of Directors of the Corporation hereby proposes that the first five paragraphs of Article Fourth of the Charter be amended and restated in their entirety to read as follows:

FOURTH: The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is One Hundred Fifty Million (150,000,000) shares of Common Stock, par value $0.001 per share (“Common Stock”), Twenty Two Million (22,000,000) shares of Class A Common Stock, par value $0.001 per share (“Class A Common”), and Six Million Five Hundred Thousand (6,500,000) shares of Class B Common Stock, par value $0.001 per share (“Class B Common”).  Except as set forth in paragraph 2 of this ARTICLE FOURTH and as otherwise provided by applicable law, all shares of Common Stock, Class A Common and Class B Common shall be identical in all respects and shall entitle the holder thereof to the same rights and privileges.

1.             Automatic Conversion into Common Stock Upon Initial Public Offering.  Immediately prior to the consummation of an underwritten initial public offering of equity securities of the Corporation registered under the Securities Act of 1933 pursuant to an effective registration statement, (i) each share of Class A Common shall automatically be converted, without any action on the part of the holder thereof, into one fully paid and nonassessable share of Common Stock, and (ii) each share of Class B Common shall automatically be converted, without any action on the part of the holder thereof, into one fully paid and nonassessable share of Common Stock.

2.             Voting Rights. Each holder of Common Stock or Class A Common shall be entitled to one vote for each share of Common Stock or Class A Common, as applicable, held by such holder on all matters to be voted on by the stockholders of the Corporation.  The holders of Common Stock shall vote together with the holders of Class A Common as one class. Class B Common shall have no voting rights.

3.             Dividends.  As and when dividends are declared or paid thereon, whether in cash, property or securities of the Corporation, all holders of outstanding shares of Common Stock, Class A Common and Class B Common shall be entitled to participate in such dividends ratably on a per share basis.

4.             Liquidation.  The holders of outstanding shares of Common Stock, Class A Common and Class B Common shall be entitled to participate ratably on a per share basis in all distributions to the holders of shares of capital stock in any liquidation of the Corporation.

THIRD:  That thereafter, in accordance with the provisions of Sections 228 and 242 of the DGCL and Section 2.11 of the Bylaws, stockholders of the Corporation holding the necessary number of shares as required by statute duly adopted the Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has hereunto subscribed his name this 31st day of March, 2011.

THERMON GROUP HOLDINGS, INC.

By:	/s/ Jay Peterson
Name:	Jay Peterson
Title:	Chief Financial Officer, Senior Vice President, Finance, Secretary

[Signature Page to Certificate of Amendment]